UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2013

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On February 8, 2013, Enbridge Energy Partners, L.P., referred to herein as “we,” “our” or “the Partnership,” entered into Amendment No. 1 to Credit Agreement (the “Amendment”), by and among the Partnership, JP Morgan Chase Bank, National Association (“JP Morgan”), as administrative agent for the lenders, letter of credit issuer, swing line lender and lender, and each of the other lenders party thereto. The Amendment amended that certain Credit Agreement, dated July 6, 2012, by and among the Partnership, JP Morgan, as administrative agent for the lenders, letter of credit issuer, swing line lender and lender, and the other lenders party thereto (the “Credit Agreement”) by adding the ability for the Partnership to add additional commitments or increase the amount of commitments of certain lenders party to the Credit Agreement to an amount not to exceed total commitments of $1.5 billion. Contemporaneously with the closing of the Amendment, the Partnership requested an increase in the permitted aggregate borrowings by the Partnership by $425 million for a total amount of permitted aggregate borrowings by the Partnership under the Credit Agreement, as amended by the Amendment, of $1.1 billion.

The Credit Agreement is a committed senior unsecured revolving credit facility that, as amended by the Amendment, permits aggregate borrowings of up to, at any one time outstanding, $1.1 billion, (i) on a revolving basis for a 364-day period, extendible annually in the lenders’ discretion and (ii) for a 364-day term on a non-revolving basis following the expiration of the then-applicable revolving period. The facility also includes a letter of credit sub-facility and a swing line sub-facility. Subject to customary conditions, the Partnership may request that the aggregate commitments under the facility be increased, not to exceed total commitments of $1.5 billion.

Loans under the Credit Agreement, as amended by the Amendment, accrue interest based, at the Partnership’s election, on either the Eurocurrency rate or the base rate, in each case, plus an applicable margin. Fees on issued letters of credit accrue at the applicable margin for Eurocurrency rate loans, and a facility fee accrues at an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Partnership’s non-credit-enhanced, senior unsecured long-term debt rating at the applicable time.

The Credit Agreement, as amended by the Amendment, requires compliance with three financial covenants. The Partnership must not permit, as of the end of each four-quarter period, the ratio of its consolidated funded debt plus the principal amount of funded debt owed by the Partnership to subsidiaries to pro forma EBITDA to exceed 5.00 to 1.00, or during acquisition periods, 5.50 to 1.00. The Partnership also must not permit, as of the end of each fiscal quarter, the aggregate amount of indebtedness of Enbridge Energy, Limited Partnership (the “OLP”) and the OLP’s subsidiaries (other than OLP inter-company indebtedness) to exceed an amount equal to 60% of the outstanding consolidated capitalization (calculated without regard to noncash adjustments to equity) of the OLP and the OLP’s subsidiaries (collectively, the “OLP Entities”) as of the quarter-end date. The Partnership also must not permit, as of the end of each fiscal quarter, the aggregate amount of indebtedness of its subsidiaries that are not OLP Entities (other than inter-company indebtedness) to exceed an amount equal to 0.5 times those subsidiaries’ pro forma EBITDA for the four quarters then ended. The Credit Agreement, as amended by the Amendment, also contains customary representations, warranties, indemnities, affirmative and negative covenants, events of default and remedies provisions.

The identity of each party to the Credit Agreement is set forth on the signature pages thereto. The above description of the Credit Agreement is qualified in its entirety by reference to the complete text of the Credit Agreement filed as Exhibit 10.1 hereto, which is hereby incorporated herein by reference.

The identity of each party to the Amendment is set forth on the signature pages thereto. The above description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment filed as Exhibit 10.2 hereto, which is hereby incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

We issued a press release on February 13, 2013 announcing its financial results for the quarter ended December 31, 2012, which is attached hereto as Exhibit 99.1. As noted in the press release, a copy of our unaudited consolidated financial statements for the year ended December 31, 2012, is available on our website at www.enbridgepartners.com and is attached hereto as Exhibit 99.2. This information is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements filed in accordance with the Securities Act of 1933, as amended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference into this Item 2.03

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Reference is made to the “Index of Exhibits” following the signature page, which is hereby incorporated into this Item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: February 13, 2013	By:	/s/ William M. Ramos
William M. Ramos Controller (Duly Authorized Officer)

Index of Exhibits

Exhibit Number	Description

10.1	Credit Agreement dated as of July 6, 2012, by and among the Partnership, JP Morgan Chase Bank, National Association, as administrative agent for the lenders, letter of credit issuer, swing line lender and lender and the other lenders from time to time parties thereto.

10.2	Amendment No. 1 to Credit Agreement, dated as of February 8, 2013, by and among the Partnership, JP Morgan Chase Bank, National Association, as administrative agent for the lenders, letter of credit issuer, swing line lender and lender and the other lenders from time to time parties thereto.

99.1	Press release of Enbridge Energy Partners, L.P., dated February 13, 2013.

99.2	Unaudited consolidated financial statements of Enbridge Energy Partners, L.P. for the year ended December 31, 2012.